EXHIBIT 99.4

Guidelines for Certification of Taxpayer Identification

Number on Substitute Form W-9

Guidelines for Determining the Proper Identification Number to Give the Payer.—Social Security numbers (SSNs) have nine digits separated by two hyphens: e.g., 000-00-0000. Employer identification numbers (EINs) have nine digits separated by only one hyphen: e.g., 00-0000000. The table below will help determine the number to give the payer.

FOR THIS TYPE OF ACCOUNT:	GIVE THE SOCIAL SECURITY NUMBER OF—	FOR THIS TYPE OF ACCOUNT:	GIVE THE SOCIAL SECURITY NUMBER OF—

1. An individual’s account	The individual	6. A valid trust, estate, or pension trust account	The legal entity (4)

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)	7. Corporate or limited liability company electing corporate status account (on Form 8832)	The corporation

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)	8. Religious, charitable, educational, association, club or other tax-exempt organization account	The organization

4. a. The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee (1)	9. Partnership or multi-member limited liability company account	The partnership

b. So-called trust account that is not a legal or valid trust under State law	The actual owner (1)	10. A broker or registered nominee account	The broker or nominee

5. Sole proprietorship or single-owner limited liability company account	The owner (3)	11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity
(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.

(2)	Circle the minor’s name and furnish the minor’s SSN.

(3)	Show the name of the individual owner, but you may also enter your business or “doing business as” name. You may use either your SSN or your EIN (if you have one).

(4)	List first and circle the name of the legal trust, estate, or pension trust. Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

Guidelines for Certification of Taxpayer Identification

Number on Substitute Form W-9

Obtaining a Number

If you are a resident alien and you do not have and are not eligible to get a Social Security Number (“SSN”), your taxpayer identification number (“TIN”) is your IRS individual taxpayer identification number (“ITIN”). Enter it in the social security box. If you do not have an ITIN or TIN, apply for one immediately. To apply for a SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.ssa.gov/online/ss5.html. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can get Form W-7 and SS-4 from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS website at www.irs.gov.